Exhibit 99.1

Contact: Financial: Thomas Johnson
(334) 702-2400
Media: Andrew Siegel
(212) 895-8627

MOVIE GALLERY ISSUES STATEMENT
REGARDING HOLLYWOOD MERGER

Dothan, AL (February 17, 2005) – Movie Gallery, Inc. (NASDAQ: MOVI) today issued the following statement in response to the announcement that the Special Committee and Board of Directors of Hollywood Entertainment (NASDAQ: HLYW) rejected the Blockbuster, Inc. (NYSE: BBI) exchange offer and reaffirmed their earlier recommendation that all Hollywood shareholders vote to approve the previously announced definitive merger agreement with Movie Gallery.

We are pleased that Hollywood’s Board of Directors has rejected the exchange offer proposed by Blockbuster and reaffirmed its recommendation that Hollywood shareholders vote to approve the merger with Movie Gallery.  We concur with its recommendations, and we continue to believe that our pending merger is the best option for Hollywood’s shareholders, employees and customers.  Movie Gallery has already received regulatory approval to proceed with its acquisition of Hollywood, whereas Blockbuster’s proposed transaction remains the subject of an investigation by the Federal Trade Commission.  For this reason, we believe that our all-cash acquisition of Hollywood offers greater closing certainty and will deliver concrete value to Hollywood shareholders.

Mr. Page Todd, Executive Vice President and General Counsel of Movie Gallery, Inc., added, “Blockbuster’s highly conditional proposal is predicated on an unrealistic and unsubstantiated market definition.  Blockbuster has argued publicly that the competition is national in scope and that its competitors include mass merchants and new technologies.  Movie Gallery is not aware of any instance in which a rentailer has shut down a store or been forced to lower prices due to a mass merchant opening in its market or the introduction of a subscription service or new cable offering.  Furthermore, in the video-rental business the competition is very local in nature.  It is perfectly obvious that Blockbuster’s closest competitor is Hollywood, not Wal-Mart, not Netflix, and not pay-per-view or video-on-demand, and for this reason we expect the FTC to obtain an injunction preventing Blockbuster from proceeding with its unsolicited hostile takeover attempt.”

About Movie Gallery

Movie Gallery, Inc. is the third-largest company in the specialty video retail industry based on revenues and the second-largest in the industry based on stores.  As of December 31, 2004,

Movie Gallery owned and operated 2,482 stores located primarily in the rural and secondary markets throughout North America.  Since the company’s initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward-Looking Statements

This news release contains forward-looking statements relating to Movie Gallery’s intent to acquire Hollywood Entertainment.  Specific forward-looking statements relate to Movie Gallery’s expectations regarding the potential benefits of such transaction, including the anticipated benefits to Hollywood’s shareholders, employees and customers.  These forward-looking statements are based on Movie Gallery’s current intent, expectations, estimates and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  In addition, some factors are beyond Movie Gallery’s control.  Certain statements made in this release are contingent upon completion of the proposed transaction.  Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) matters related to closing conditions contained in the merger agreement between Movie Gallery and Hollywood, including approval of the Hollywood shareholders and conditions to the consummation of the financing contemplated by the merger agreement; and (ii) other factors as described in Movie Gallery’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Movie Gallery’s annual report on Form 10-K for the fiscal year ended January 4, 2004.

HOLLYWOOD STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain a free copy of the definitive proxy statement, as well as other filings containing information about the parties, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov ).  Copies of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement will also be available, without charge, by directing a request to Hollywood Entertainment Corp., 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, Attn: Investor Relations.

The directors and executive officers of Hollywood and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction.  Information regarding Hollywood’s directors and executive officers will be available in the definitive proxy statement.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

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